Exhibit 99.1

Couer d’Alene Mines Corporation
505 Front Avenue, P.O. Box I
Couer d’Alene, ID 83816-0316
Telephone   208.667.3511
Facsimile  202.667.2213

COEUR REPORTS INCREASE IN SILVER RESERVES
TO A RECORD 196 MILLION OUNCES AT YEAR-END 2004
- 2004 silver production totals 14.1 million ounces -
- Gold production in 2004 increased 8% to 129,000 ounces -
- 2004 drilling program significantly expanded silver and gold reserves at Cerro Bayo/Martha, further extending mine life -

COEUR D’ALENE, Idaho – February 22, 2005 – Coeur d’Alene Mines Corporation (NYSE: CDE, TSX: CDM), the world’s largest primary silver producer and a growing gold producer, today announced that the Company’s successful exploration and development program in 2004 expanded proven and probable silver reserve levels to a record 196 million ounces, a 12% increase over the previous year. Total proven and probable gold reserves at December 31, 2004 were 1.4 million ounces.

The Company reported 2004 silver production totaling approximately 14.1 million ounces, compared to 14.2 million ounces in 2003. Total gold production was approximately 129,000 ounces in 2004, compared to 120,000 in 2003, an increase of 8% percent.

“In addition to our strong gold and silver production last year, which met our overall production targets, we are very pleased to report the success of our 2004 expanded exploration program, which exceeded our expectations and expanded total silver reserves by 12% from a year ago,” said Dennis E. Wheeler, Chairman, President and Chief Executive Officer of Coeur. “These increased reserves were all added from drilling at or near existing operations, at low discovery cost per ounce, which we expect will lead to continued low operating costs.

“Due to the success of last year’s program, we have increased Coeur’s total exploration budget in 2005 by 22%, to $13.5 million, with most of that amount to be spent near existing reserves and operations,” Mr. Wheeler added. “We see significant potential to further increase resource levels at these sites in southern South America, Idaho, and Alaska, where Coeur controls significant and highly-prospective land rights that remain largely unexplored.”

2004 Exploration Highlights:

•	At Cerro Bayo in Chile, silver reserves at December 31, 2004, giving effect to 2004 production, increased by over 300% to 6.11 million ounces compared to the previous year’s levels, and gold reserves increased by 374% to 120,000 ounces.

•	At Martha in Argentina, year-end silver reserves nearly tripled to 3.9 million ounces extending mine life through at least mid-2006.

•	Exploration work in 2004 successfully discovered extensions of high-grade ore along the strike of the Martha vein within the mine itself, and several new high-grade veins at the nearby R-4 Zone.

2004 Silver Production of 14.1 million ounces. Gold production of 129,000, up 8%.

During 2004, Coeur produced 14.1 million ounces of silver, compared to 14.2 million ounces in 2003. Total gold production was 129,000, up 8% from the previous year’s total of 120,000. Average cash costs in 2004 were $3.65 per ounce of silver, compared to $3.27 the previous year.

On a 2004 production breakdown by property:

Cerro Bayo (Chile)/Martha (Argentina)

•	Full year 2004 production of 4.9 million ounces of silver and approximately 60,000 ounces of gold.

Rochester (Nevada)

•	Full year 2004 production of approximately 69,500 ounces of gold, up 33% from 2003, and 5.7 million ounces of silver, consistent with the previous year.

Silver Valley (Idaho)

•	Full year silver production of approximately 3.5 million ounces of silver.

Proven Reserves (Year-end 2004)
		Short	Grade (ounces/ton)		Ounces (000s)
Property	Location	Tons (000s)	Silver	Gold	Silver	Gold
Rochester	Nevada, USA	21,453	0.87	0.01	18,662	189
Silver Valley	Idaho, USA	395	18.58	--	7,346	--
Cerro Bayo	Chile	336	7.53	0.13	2,533	43
Martha	Argentina	15	51.90	0.07	801	1
San Bartolome	Bolivia	--	--	--	--	--
Kensington	Alaska, USA	--	--	--	--	--

		22,200			29,342	233

Probable Reserves (Year-end 2004)
		Short	Grade (ounces/ton)		Ounces (000s)
Property	Location	Tons (000's)	Silver	Gold	Silver	Gold
Rochester	Nevada, USA	2,545	0.81	0.01	2,069	18
Silver Valley	Idaho, USA	322	19.15	--	6,172	--
Cerro Bayo	Chile	526	6.8	0.14	3,576	73
Martha	Argentina	42	74.7	0.08	3,129	4
San Bartolome	Bolivia	46,176	3.29	--	151,882	--
Kensington	Alaska, USA	4,206	--	0.25	--	1,050

		53,817			166,828	1,144

Coeur d’Alene Mines Corporation (www.coeur.com) is the world’s largest primary silver producer as well as a significant, low-cost producer of gold. The Company has mining interests in Nevada, Idaho, Alaska, Argentina, Chile and Bolivia.

Contact:	Tony Ebersole Director of Investor Relations 800-523-1535

Cautionary Statement This document contains numerous forward-looking statements within the meaning of securities legislation in the United States and Canada relating to the Company's silver and gold mining business. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the Company's control. Operating, exploration and financial data, and other statements in this document are based on information the Company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from the Company's future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in the Company's filings from time to time with the SEC, including, without limitation, the Company's reports on Form 10-K and Form 10-Q. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Donald J. Birak, Coeur's Senior Vice President of Exploration is the qualified person responsible for the preparation of the scientific and technical information in this press release. Mr. Birak has reviewed the available data and procedures and believes the calculation of reserves was conducted in a professional and competent manner.

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